Exhibit 10(a)

[WENDY’S LOGO LETTERHEAD]

Jonathan F. Catherwood Executive Vice President and Treasurer	One Dave Thomas Boulevard P.O. Box 256 Dublin, OH 43017 614-764-3435 fax: 614-764-3243 jonathan_catherwood@wendys.com

June 29, 2007

Via Fax (905-845-1458) and Federal Express

Ms. Cynthia J. Devine

    Executive Vice President and Chief Financial Officer

The TDL Group Corp./Tim Hortons Inc.

874 Sinclair Road

Oakville, Ontario L6K 2Y1 Canada

Dear Cynthia:

Re:        Agreement to Continue to Provide Certain IT Services

Wendy’s International, Inc. (“Wendy’s”) and Tim Hortons Inc. (“Tims”) entered into a Shared Services Agreement dated as of March 29, 2006, pursuant to which Wendy’s agreed to provide certain information technology services for Tims after September 29, 2006. These services are performed for various subsidiaries of Tims, including The TDL Group Corp., a major Canadian subsidiary of Tims (“TDL”). Pursuant to Section 5.02(e) of that Agreement, by letter dated December 27, 2006, Wendy’s notified you that effective as of the dates specified below, Wendy’s intended to terminate all such information technology services.

Vendor	General Description of IT Services	Termination Date

PeopleSoft	Various database program modules	12-28-2007

Extensity, Inc. (f/k/a Geac Enterprise Solutions, Inc.)	Fixed asset tracking system	12-28-2007

Mobius	Viewer for PeopleSoft and GEAC systems	12-28-2007

Hyperion Solutions Corporation	Essbase	02-01-2007

Any other IT program support		12-28-2007

After Tims received the notice of termination, representatives of Tims requested a meeting to discuss whether, and under what circumstances, Wendy’s would be willing to continue to provide information technology services to TDL and other subsidiaries of Tims, with respect to the PeopleSoft, Extensity and Mobius products, including assessment of systems required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and interpretations (such services provided from the date of this letter until such services are no longer provided are hereinafter the “Continued IT Services”). During that meeting, Tims representatives informed Wendy’s that its subsidiaries intended to use their best efforts to convert their systems so that further Continued IT Services by Wendy’s would not be required as of the termination date specified in the termination letter. Subsequent to that meeting, Tims informed Wendy’s that Tims believed that its subsidiaries could not convert and test their systems before at least October, 2007. However, Tims also asked Wendy’s to agree to continue to provide the Continued IT Services up to March 31, 2008 in the event that Tims’ subsidiaries were unable to convert and adequately test their systems by the termination date. This letter sets forth the terms under which Wendy’s would be willing to continue to provide the Continued IT Services. Unless otherwise stated, capitalized terms defined in the Shared Services Agreement are used herein as so defined.

1. By execution hereof, the parties hereby acknowledge and agree that the aforesaid Shared Services Agreement shall remain in full force and effect with respect to the Continued IT Services, except as modified by this agreement.

2. Tims agrees that its subsidiaries shall use their best efforts to convert their systems so that further Continued IT Services by Wendy’s would not be required after the termination date specified in the termination letter. Although Tims’ subsidiaries intend to use their best efforts to convert their systems so that further Continued IT Services by Wendy’s would not be required after the termination date specified in the termination letter, Wendy’s agrees that if Tims reasonably believes its subsidiaries’ systems, even if converted by such termination date, may not satisfy internal control requirements, or if Tims’ subsidiaries have not had sufficient time to test their systems for year-end 2007 compliance, then Wendy’s will provide the Continued IT Services notwithstanding the conversion of Tims’ subsidiaries’ systems by the termination date. Tims will provide written monthly updates on its subsidiaries’ efforts to Wendy’s so that Wendy’s can plan its staffing and schedule Continued IT Services with third parties appropriately. Tims will also provide Wendy’s with specific written notice of all work requested of Wendy’s or third parties under Wendy’s direction in connection with assessment of systems required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and interpretations by no later than July 1, 2007, or such later date to which Wendy’s may agree in its sole discretion. Wendy’s shall not be required under this agreement to provide any Continued IT Services in connection with assessment of systems required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and interpretations not specified in writing by Tims by such date, unless such services are reasonably related to other services requested by Tims and such services are agreed to by Wendy’s in its discretion, or to provide any requested Continued IT Services in connection with assessment of systems required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and interpretations where Wendy’s believes the provision of such services would not be feasible to perform. In no event shall Wendy’s personnel be required to provide written or oral representations to Tims in connection with Tims’ Sarbanes-Oxley Act Section 302, 404 or 906 certification process related to the Continued IT Services.

3. Wendy’s agrees to notify Tims in writing in the event that Wendy’s concludes that it has one or more significant deficiencies or material weaknesses in connection with its own information technology systems and processes that are reasonably likely to also apply to the control environment for the Continued IT Services within 10 business days after Wendy’s identifies such deficiencies or weaknesses.

4. In the event that Tims’ subsidiaries are unable to convert their systems after using their best efforts, subject to paragraph 2 above, so that further Continued IT Services by Wendy’s would not be required after the termination date specified in the termination letter, Tims shall provide Wendy’s with written notice within 10 business days of such determination, and Wendy’s hereby agrees to provide the Continued IT Services beyond the termination date specified on the termination letter, subject to the terms and conditions of the Shared Services Agreement, except as otherwise set forth herein.

5. The monthly fee payable to Wendy’s by Tims for Continued IT Services provided by Wendy’s at the same level as was provided prior to the Spin-Off Date is US $75,000. For Continued IT Services provided beyond the same level that were provided prior to the Spin-Off Date, Pass-Through Billing plus 10% shall apply to all fees and expenses charged by third parties and Tims shall pay Wendy’s for Wendy’s internal costs at a rate reasonably estimated by Wendy’s to approximate actual internal costs. Such internal rate will be estimated by Wendy’s based on actual internal resources used for Continued IT Services beyond the level provided prior to the Spin-Off Date. In the event that Wendy’s incurs fees and expenses from third parties and/or incurs internal costs in connection with the assessment of systems required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and interpretations, and such fees and expenses or internal work benefit Wendy’s as well as Tims, then notwithstanding the preceding two sentences Tims shall only be responsible for one-half of such fees and expenses and internal costs.

6. Solely with respect to Wendy’s provision of Continued IT Services as defined in this agreement, an additional paragraph is hereby added to Section 4.03(b) of the Shared Services Agreement to read as follows:

With respect to Continued IT Services provided by Wendy’s under the letter agreement dated June 29, 2007, Wendy’s shall not have any Liability to Tim Hortons or any other Person under this Agreement for or in connection with any Continued IT Services rendered or to be rendered hereunder by Wendy’s, or for Wendy’s (or any of its representatives’) actions or inactions hereunder, except for Losses resulting from Wendy’s (or its representatives’) willful misconduct; provided, however, that the foregoing shall not limit the remedies of a Party against a provider of any Service other than the other Party’s Indemnified Persons.

7. Solely with respect to Wendy’s provision of Continued IT Services as defined in this agreement, an additional paragraph is hereby added to Section 4.04(a) of the Shared Services Agreement to read as follows:

With respect to Continued IT Services provided by Wendy’s under the letter agreement dated June 29, 2007, subject to Section 4.03, Tim Hortons shall indemnify and hold harmless each Wendy’s Indemnified Person from and against any and all Losses incurred by such Wendy’s Indemnified Person relating to, arising out of or in connection with Wendy’s Continued IT Services rendered or to be rendered by any Wendy’s Indemnified Person pursuant to this Agreement or any Wendy’s Indemnified Person’s actions or inactions in connection with any such Wendy’s Continued IT Services, except to the extent resulting from such Wendy’s Indemnified Person’s willful misconduct.

8. Solely with respect to Wendy’s provision of Continued IT Services as defined in this agreement, an additional paragraph is hereby added to Section 4.04(b) of the Shared Services Agreement to read as follows:

With respect to Continued IT Services provided by Wendy’s under the letter agreement dated June 29, 2007, subject to Section 4.03, Wendy’s shall indemnify and hold harmless each Tim Hortons Indemnified Person from and against any and all Losses incurred by such Tim Hortons Indemnified Person to the extent relating to, arising out of or in connection with the willful misconduct of any Wendy’s Indemnified Person in connection with the Wendy’s Continued IT Services rendered or to be rendered pursuant to this Agreement.

Please indicate your acceptance of the foregoing terms by signing and returning this letter to my attention. This offer to provide the Continued IT Services beyond the termination date specified in the termination letter will expire if not accepted in writing and communicated to my attention by 5:00 p.m. ET on June 29, 2007.

Sincerely,

/s/ Jonathan F. Catherwood
Jonathan F. Catherwood on behalf of Wendy’s International, Inc.

cc:	Kerrii B. Anderson

Leon M. McCorkle, Jr.

Brendan P. Foley, Jr.

Robert M. Whittington

Everett E. Gallagher, Jr.

Dana Klein

Accepted and agreed:

THE TDL GROUP CORP.	TIM HORTONS INC.

By: /s/ Cynthia J. Devine	By: /s/ Cynthia J. Devine

Name: Cynthia J. Devine	Name: Cynthia J. Devine
Title: Executive Vice President and Chief Financial Officer	Title: Executive Vice President and Chief Financial Officer
Date: June 29, 2007	Date: June 29, 2007